Second Quarter 2026 Exhibit 99.1 Investor Presentation

2 Important note regarding forward-looking statements: Statements made in this presentation (or conveyed orally) which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding Coastal Financial Corporation's ("Coastal or the "Company"") plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “intend,” "target,” “outlook,” “project,” “guidance,” “forecast,” or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include the the Company's ability to effectively evaluate and manage counterparty risk associated with CCBX partners and those identified in the Company’s most recent Form 10-K and subsequent Form 10-Qs and other SEC filings, and such factors are incorporated herein by reference. If one or more events related to these or other risks or uncertainties materialize, or if Coastal’s underlying assumptions prove to be incorrect, actual results may differ materially from what Coastal anticipates. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and Coastal undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Trademarks: All trademarks, service marks, and trade names referenced in this material are official trademarks and the property of their respective owners. Presentation: Within the charts and tables presented, certain segments, columns and rows may not sum to totals shown due to rounding. Non-GAAP Financial Measures: This presentation includes certain non-GAAP financial measures. These non-GAAP financial measures are provided in addition to, and not as substitutes for, measures of our financial performance determined in accordance with GAAP. Our calculation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP financial measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found at the end of this presentation. This presentation includes non-GAAP financial measures to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans, and net interest margin. Net BaaS loan income divided by average CCBX loans is a non-GAAP financial measure adjusts for the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans. Net interest income net of BaaS loan expense divided by average earning assets is a non-GAAP financial measure adjusts for the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income. Net interest margin, net of BaaS loan expense is a non-GAAP financial measure adjusts for the impact of BaaS loan expense on net interest margin. The most directly comparable GAAP measure is net interest margin. This presentation includes non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Pre-tax, pre-provision net revenue ("PPNR") is presented to illustrate the impact of provision for income tax, provision for credit losses, BaaS credit and fraud indemnification income and BaaS loan expense have on net income. The most directly comparable GAAP measure is net income. Core expenses is presented to illustrate the impact of BaaS loan expense and BaaS fraud expenses and reimbursement of expenses (BaaS) have on noninterest expense. The most directly comparable GAAP measure is noninterest expense. Core net revenue is presented to illustrate the impact of BaaS credit enhancements, BaaS fraud enhancements, reimbursement of expenses (GAAP) and BaaS loan expense have on revenue. The most directly comparable GAAP measure is revenue. This presentation includes a non-GAAP financial measure to illustrate the impact of intangible assets on book value per share. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. This presentation includes non-GAAP financial measures to account for (i) CCBX gross loans receivable, excluding the impact of the loans with credit expenses (ii) CCBX delinquencies as a percent of CCBX loans receivable, excluding the impact of the loans with credit expenses (iii) CCBX past due loans, excluding the impact of the loans with credit expenses and (iv) CCBX net charge-offs as a percentage of average CCBX loans, excluding the impact of the loans with credit expenses. The most directly comparable GAAP measures are (i) CCBX gross loans receivable (ii) CCBX delinquencies as a percent of CCBX loans receivable, (iii) CCBX past due loans and (iv) CCBX net charge-offs as a percent of average CCBX loans. Legal Information and Disclaimer

3 Note: Data as of the three months ended June 30, 2026, unless otherwise indicated. • Total assets decreased $207.7 million, or 3.7%, to $5.46 billion at June 30, 2026, compared to $5.66 billion at March 31, 2026 • Total loans receivable of $4.21 billion, an increase of $348.9 million, or 9.0%, from the prior quarter, reflecting continued growth across core lending categories • Total deposits decreased $179.3 million, or 3.6%, to $4.86 billion, compared to the prior quarter ◦ Decrease is primarily attributable to increased use of off-balance sheet sweep arrangements and does not reflect a decline in underlying partner deposit activity • Sold $4.56 billion of loans during the quarter, $3.68 billion of which was activity on accounts that were previously sold credit card receivables • Swept $4.26 billion of deposits off balance-sheet for Federal Deposit Insurance Corporation ("FDIC") insurance and liquidity purposes, an increase of $1.45 billion over the previous quarter, generating $1.2 million in noninterest income during the quarter, an increase of $467,000, or 65.8%, from $710,000 for the quarter ended March 31, 2026 • Recorded a $22.8 million provision for credit losses and a $46.0 million valuation adjustment to the credit enhancement asset, both related to a single non-public company partner following an individual assessment Second Quarter 2026 Highlights

4 Note: Data as of the three months ended June 30, 2026, unless otherwise indicated. (1) Net interest margin, net of BaaS loan expense is a non-GAAP financial measure adjusts for the impact BaaS loan expense on net interest margin. The most directly comparable GAAP measure is net interest income. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information. • Net interest margin increased 0.27% to 7.27%, or 3.86%, from the prior quarter, the increase is due to a higher proportion of earning assets invested in loans rather than deposits with other banks and higher average loan balances • Net interest margin, net of BaaS loan expense(1) increased 0.08% to 3.98%, or 2.0%, from the prior quarter, reflecting higher yields on certain partner loans, net of the portion of income passed through to partners, as well as changes in BaaS loan expense resulting from the timing of certain partner loan sale activity and recent changes to partner agreements and pricing. These changes reflect a strategic shift toward enhanced partner economics and more sustainable, risk-adjusted returns over time • Total revenue increased 19.2% from the prior quarter, driven by higher credit enhancement revenue related to the allowance for credit losses and growth in BaaS program fee income ◦ BaaS program income increased $1.1 million, or 10.3%, over the prior quarter ▪ $294,000 increase in servicing and other BaaS fees - includes sweep fee income ▪ $963,000 increase in transaction and interchange fees ▪ $133,000 decrease in reimbursement of expenses Second Quarter 2026 Highlights - continued

5 Note: Data as of the three months ended June 30, 2026, unless otherwise indicated. Understanding Second Quarter 2026 STRONG OPERATING PERFORMANCE: • Loans receivable growth ◦ $348.9 million increase in loans receivable, or 9.0%, compared to the quarter ended March 31, 2026 • BaaS program fee growth ◦ an increase of $1.1 million in BaaS program income, or 10.3%, compared to the quarter ended March 31, 2026 • Partner expansion ◦ Two partners moved to active status during the quarter, and eight partner programs were in various stages of expansion to include additional products, such as lines of credit, deposit programs, asset backed credit cards, credit cards and other lending products at quarter end • Net interest income ◦ Net interest income was $89.4 million for the quarter ended June 30, 2026, an increase of $6.0 million, or 7.2%, compared to the quarter ended March 31, 2026 due to an increase in average loans receivable partially offset by a decrease in interest on interest earning deposits with other banks due to lower average balances • Continued deposit sweep growth ◦ At June 30, 2026 we swept off $4.26 billion in deposits for FDIC insurance and liquidity purposes, and generated $1.2 million in noninterest income during the quarter ended June 30, 2026, an increase of $467,000, or 65.8%, from $710,000 for the quarter ended March 31, 2026 SIGNIFICANT SECOND QUARTER ITEMS: • One partner relationship for which an individual assessment resulted in: ◦ $22.8 million specific reserve ◦ $46.0 million valuation adjustment • $4.4 million amortization of capitalized software from revising the estimated useful life to reflect their abandonment as they are replaced with the technology modernization initiatives • While these actions materially impacted quarterly earnings, they reflect our commitment to addressing issues promptly, maintaining strong risk governance and operating in a safe and sound manner

6 Note: Data, excluding the partner with credit expenses this quarter, as of the three months ended June 30, 2026, unless otherwise indicated. "QoQ" refers to quarter ended March 31, 2026, “YoY” refers to quarter ended June 30, 2025. and "ppt" refers to percentage points. (1)Figures include balances for partners using FICO scores that constitute >90% of partners using FICO (i.e., excludes no-FICO credit builders). Executive Summary - CCBX, Excluding Affected Partner Excluding the partner with credit expenses this quarter the core CCBX business delivered strong year-over-year growth, with portfolio balances increasing 46% across a diversified mix of consumer and small business lending products spanning both secured and unsecured asset classes. Portfolio performance continues to improve, with net-charge-offs to average loans declining year over year and reductions in total delinquencies. Partner financial health generally remains strong, with all partners risk rated Low/Moderate or better, while fully funded partner cash collateral accounts continue to provide robust protection against expected credit and fraud losses. • 2Q26 Loan Balance of $1.70 billion up 46% YoY and up 22% QoQ. • 2Q26 Risk Profile(1) better YoY and QoQ ◦ New Loan Credit quality weighted average (WA) origination FICO of 753 up 5 points YoY and 3 points QoQ, capacity to repay (Debt-to- Income) of 23% down 2 ppt YoY and 1 ppt QoQ. ◦ Total portfolio FICO up 5 points YoY and 2 points QoQ, and utilization of 41% is down 3 ppts YoY. • Total Delinquencies of 5.48% down 0.07% YoY, while more severe delinquency (90+ DPD) of 2.26% is down 0.30% YoY. Annualized net charge-offs of 8.73% improved 20% YoY • Cash Collateral Account (CCA): CCA balances have increased in-line with portfolio growth, rising from approximately $72 million to $100 million year-over-year, or 38.5%. Throughout this period, funding levels have remained consistent with contractual requirements, and all partners are current on their CCA funding obligations. No partner funding concerns have been identified. • Financial Health: remains stable/improving. Partners continue to demonstrate adequate liquidity, sufficient cash runway, and financial resources to support ongoing operations and program growth. While financial profiles vary by partner, no broad deterioration has been observed, and current trends do not indicate heightened counterparty risk requiring additional oversight at this time.

7 Note: Data, excluding the partner with credit expenses this quarter, as of the three months ended June 30, 2026, unless otherwise indicated. (1) Annualized. (2) Variance between required and actual CCA balances driven by Coastal operational process/timing, not by issues with partner funding capacity; All partners current on contractual CCA funding obligations. (3) Figures include balances for partners using FICO scores that constitute >90% of partners using FICO (i.e., excludes no-FICO credit builders). Portfolio Strength - CCBX, Excluding Affected Partner Balances up Year over Year $1.16 $1.29 $1.31 $1.38 $1.70 Total loans June 30 2025 September 30 2025 December 31 2025 March 31 2026 June 30 2026 $1.00 $1.25 $1.50 $1.75 Delinquencies Improving | Credit Losses Down 2.99% 2.85% 3.38% 3.53% 3.22% 2.56% 2.20% 2.23% 2.44% 2.26% 10.84% 9.33% 9.26% 8.59% 8.73% 30 - 89 DPD 90+ DPD Net charge-offs to average loans June 30, 2025 September 30, 2025 December 31, 2025 March 31, 2026 June 30, 2026 —% 5.00% 10.00% 15.00% Improved Risk Profile(3) (in billions) Cash Collateral Funded as Agreed (2) (in millions) (1)

8 Note: Data, excluding the partner with credit expenses this quarter, as of the three months ended June 30, 2026, unless otherwise indicated. Ongoing Counterparty Oversight • Comprehensive Counterparty Risk Assessments: Partners are evaluated on a regular cadence across multiple factors, including, but not limited to, financial strength, liquidity, cash runway, portfolio performance, operational execution, and overall credit risk. • Exposure & Portfolio Monitoring: Individual partner exposure, aggregate portfolio concentrations, and key credit performance metrics are monitored monthly against Board-approved risk tolerances to ensure risks remain within established limits. • Independent Credit Governance: Coastal independently reviews and challenges material underwriting, pricing, credit policy, and model changes prior to implementation to ensure they are prudent, well-supported, and aligned with the Bank's risk appetite. • Performance Validation & Ongoing Oversight: Partners establish expected outcomes and performance targets for significant credit changes before implementation. Coastal monitors post-implementation results, policy compliance, exceptions, and portfolio performance—including delinquency, charge-offs, originations, and other key metrics—to validate outcomes and determine whether corrective actions or rollback are warranted. • Collateral & Financial Oversight: Partner liquidity, financial condition, and Cash Collateral Accounts ("CCA"s) are monitored regularly to help ensure contractual obligations are met, funding reserves are adequate, and counterparty risk is managed. • Management & Board Reporting: Counterparty health, portfolio performance, material credit changes, emerging risks, and governance activities are reported regularly to senior management and the Board through established governance processes.

9 Note: Data as of the three months ended June 30, 2026, unless otherwise indicated. • Eight existing partner programs expanding to include new products such as lines of credit, deposit programs, asset backed credit cards, credit cards and other lending products • Growth in CCBX partners and products drove an increase of $348.9 million, or 9.0%, in loans receivable as of June 30, 2026, compared to March 31, 2026 • We retain our portion of fee income on sold credit card receivables that continue generating ongoing fees, and off-balance sheet credit card accounts increased to 881,659 from 667,023 at March 31, 2026, a 32% quarter over quarter increase • Amid an evolving banking landscape, we remain confident in our platform and relationships, with ongoing technology investments supporting scalable, compliant and differentiated solutions Advancing Future Value

10 2026 Technology Priorities Remain On Track With Sharpened Focus on Partner Experience • Digital payment rails: Continued build-out of digital payment rails and asset infrastructure, extending our reach into fast-growing payment ecosystems to sustain fee-based revenue growth, deposit growth and competitive differentiation through year-end and asset infrastructure • AI and automation: Expanded application of AI and automation across underwriting, compliance, and operations, designed to reduce cost-to-serve while advancing speed, scalability and consistency at the enterprise level • Enterprise data platform modernization: Ongoing modernization of our enterprise data platform, deepening analytics, regulatory reporting and AI enablement capabilities to help strengthen risk management and decision- making • Core technology, platform and integrated payment investments: Sustained investment in core technology, platform, and integrated payment capabilities, accelerating product development and resiliency while keeping a customer-first mindset at the center of every tool and experience we build • Partner experience: Deepened commitment to the partner experience, investing in the tools, support, and infrastructure that make it easier for partners to build, launch and scale on our platform Advancing Technology Enabled Growth Note: Data as of the three months ended June 30, 2026, unless otherwise indicated.

11 • Loss per share of $(2.76), compared to earnings per share of $0.78 LQ, and $0.71 PYQ impacted primarily by one partner relationship, for which an individual assessment resulted in a valuation adjustment to the related credit enhancement asset and a higher provision for credit losses ◦ ROA of (3.32)%, compared to 0.98% LQ, and 0.99% in PYQ Note: Data as of the three months ended June 30, 2026, unless otherwise indicated. "LQ" refers to quarter ended March 31, 2026, “PYQ” refers to quarter ended June 30, 2025. (1))Pre-tax, pre-provision net revenue, adjusted for provision for credit losses, provision for income taxes, indemnifications and BaaS loan expense associated with the CCBX operating segment. This produces a figure which can be compared to net income. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information. (2)Core net revenue includes net interest income and noninterest income, adjusted for BaaS credit enhancement and BaaS fraud enhancement and reimbursement of expenses (BaaS) and BaaS loan expense associated with the CCBX operating segment. This produces a figure which can be compared to revenue. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information. • Net loss of $42.1 million, down 450.3% over LQ, and down 481.8% versus PYQ ◦ Core pre-tax, pre-provision net loss of $33.8 million, compared to PPNR(1) of $15.2 million LQ, and $15.3 million PYQ • Revenue of $178.1 million, up 19.2% compared to LQ, and up 49.1% compared to PYQ ◦ Total core net revenue(2) of $60.4 million, up 7.2% compared to LQ, and up 15.6% compared to PYQ • Noninterest expenses were up primarily due to a $46.0 million valuation adjustment to the credit enhancement asset related to one partner following an individual assessment and $4.4 million of capitalized software amortization due to shortened useful lives associated with technology modernization • Provision for credit losses was higher due to a $22.8 million provision for credit losses not expected to be recovered under a partner indemnification arrangement • Net interest income was up as a result of loan growth • Noninterest income increased as a result of higher BaaS program income EPS Second Quarter 2026 Financial Summary NET INCOME & CORE PPNR

12 • Total loans, net of deferred fees, increased $348.9 million, or 9.0%, to $4.21 billion as of June 30, 2026, largely due to growth in CCBX partner loans • We continue to focus on higher quality CCBX loans • CCBX loans sales of $4.56 billion, compared to $3.28 billion LQ ◦ Primarily credit card loan sales - $4.06 billion, compared to $2.85 billion LQ • Deposits decreased $179.3 million, or 3.6%, to $4.86 billion during the quarter ended June 30, 2026 ◦ Decrease is primarily attributable to increased use of off-balance sheet sweep arrangements and does not reflect a decline in underlying partner deposit activity ◦ $4.26 billion transferred off the balance sheet for additional FDIC insurance coverage and sweep purposes as of June 30, 2026, generating $1.2 million in noninterest income during the quarter • Book value declined 8.2% from LQ and 0.9% versus PYQ to $30.33, as a result of the net loss in the current period ◦ Tangible book value(1) declined 8.3% from LQ and 1.8% versus PYQ to $30.05 per share • Continue to be well capitalized: Bank Common Equity Tier 1 ratio of 10.97%, Bank and Total Risk-based Capital of 12.27% Second Quarter 2026 Financial Summary LOANS DEPOSITS CAPITAL Note: Data as of the three months ended June 30, 2026, unless otherwise indicated. "LQ" refers to quarter ended March 31, 2026, “PYQ” refers to quarter ended June 30, 2025. (1)1 Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information.

Second Quarter 2026 GAAP Results

(Dollars in thousands, except per share data)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Net interest income	$ 89,367	$ 83,357	$ 79,365	$ 77,901	$ 76,737
Total noninterest income	88,707	66,077	58,661	66,777	42,693
Total revenue	**178,074**	**149,434**	**138,026**	**144,678**	**119,430**
Provision for credit losses	**92,157**	**51,398**	**48,041**	**56,598**	**32,211**
Total noninterest expense	**141,111**	**83,452**	**72,804**	**70,172**	**72,832**
(Loss) income before (benefit) provision for income taxes	(55,194)	14,584	17,181	17,908	14,387
(Benefit) provision for income taxes	(13,089)	2,565	4,538	4,316	3,359
Net (loss) income	**$ (42,105)**	**$ 12,019**	**$ 12,643**	**$ 13,592**	**$ 11,028**
(Loss) earnings per share – diluted (1)	(2.76)	0.78	0.82	0.88	0.71
Core net revenue (2)	$ 60,369	$ 56,299	$ 56,487	$ 52,887	$ 52,229
Balance Sheet Data:					
Loans ex. LHFS	$ 4,208,270	$ 3,859,379	$ 3,749,531	$ 3,703,848	$ 3,540,330
Allowance for loan losses	(213,724)	(172,427)	(169,530)	(173,813)	(164,794)
Cash and due from banks	1,008,448	1,495,467	736,970	642,258	719,759
All other assets	453,158	481,410	424,466	380,783	385,264
Total assets	**5,456,152**	**5,663,829**	**4,741,437**	**4,553,076**	**4,480,559**
Total deposits	4,861,898	5,041,164	4,144,199	3,972,563	3,913,571
Total borrowings	48,112	48,074	48,036	47,999	47,960
All other liabilities	82,695	70,829	58,243	57,237	57,319
Total liabilities	**4,992,705**	**5,160,067**	**4,250,478**	**4,077,799**	**4,018,850**
Total shareholders' equity	**$ 463,447**	**$ 503,762**	**$ 490,959**	**$ 475,277**	**$ 461,709**
Net interest margin	**7.27%**	**7.00%**	**7.03%**	**7.00%**	**7.06%**
Net interest margin, net of BaaS loan expense (3)	**3.98%**	**3.90%**	**4.26%**	**4.05%**	**4.07%**
Return on average assets	**(3.32%)**	**0.98%**	**1.09%**	**1.19%**	**0.99%**
Efficiency ratio	**79.24%**	**55.85%**	**52.75%**	**48.50%**	**60.98%**

(1) Share and per share-diluted amounts are based on total actual or average common shares outstanding, as applicable.
(2) Core net revenue includes net interest income and noninterest income, adjusted for indemnification income, reimbursement of expenses (BaaS) and BaaS loan expense associated with the CCBX operating segment. This produces a figure which can be compared to revenue. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information.
(3) Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense on net interest margin. This produces a figure which can be compared to net interest margin. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information.

COASTAL 13

14 Solid Consolidated Balance Sheet CAPITAL AND LIQUIDITY RATIOS Note: Data as of the three months ended June 30, 2026, unless otherwise indicated. CASH & BORROWINGS • Combined $2.12 billion cash and immediate borrowing capacity • Cash and immediate borrowing capacity equals 43.7% of total deposits at June 30, 2026 • The balance also included $76.6 million in CCBX cash reserves that are controlled by the Bank and $40.0 million in holding company cash • $1.35 billion in uninsured deposits Company Tier 1 leverage capital 9.1 % Common equity Tier 1 risk-based 10.9 % Tier 1 risk-based capital 10.9 % Total risk-based capital 13.3 % Bank Tier 1 leverage capital 9.1 % Common equity Tier 1 risk-based 11.0 % Tier 1 risk-based capital 11.0 % Total risk-based capital 12.3 % Company Cash as a % of total assets 18.5 % Cash and borrowings immediately available as a % of total assets 38.9 % Loan to Deposit Ratio 88.8 % As of June 30, 2026 Cash Reserves $1,115.6 $1,008.4 Borrowings Immediately Available Cash and Cash Equivalents TOTAL CASH RESERVES $— $500.0 $1,000.0 $1,500.0 $2,000.0 $2,500.0 (in millions) $1,924.0

15 Bank is well positioned for rate changes • 64% of our loans reprice within 3 months as of June 30, 2026 • 73% of our liabilities reprice within 3 months as of June 30, 2026 Community Bank: • 26% of community bank loans reprice within 3 months as of June 30, 2026 ◦ 2.07 years weighted average reprice • 32% of community bank deposits are noninterest bearing • Approximately 13% of community bank deposits may reprice within 3 months as of June 30, 2026 CCBX: • 96% of CCBX loans reprice within 3 months as of June 30, 2026 • 89% of CCBX deposits reprice within 3 months as of June 30, 2026 Loan Strategy: • Shorter term loans • Interest rate swaps • Variable rate loans Deposit Strategy: • Funding from noninterest bearing deposits, savings and money markets vs. term deposits (ex. time deposits) • CCBX deposit costs - deposits are tied to the Fed Funds rate Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. 44% 61% 64% June 30, 2025 March 31, 2026 June 30, 2026 Three months or less 69% 69% 73% June 30, 2025 March 31, 2026 June 30, 2026 Three months or less LOAN REPRICING LIABILITY REPRICING Balance Sheet Positioning

16 • Best-in-class community bank that offers lending and deposit products to commercial customers • Community bank loan portfolio consists primarily of CRE loans, Construction loans, Land and Land Development loans, and C&I loans - for a total of $1.78 billion, or 89.4% of community bank loans • Attractive funding mix with total balance of $1.57 billion, with 99.3% core deposits(1) and cost of deposits of 1.46% • Conservative credit culture with strong Net Charge-off to average loans performance: 0.01% YTD(2) • Provides Banking as a Service (BaaS) that allows our digital financial service partners to offer their customers banking services • 30 partners in various stages; Robust sourcing capabilities, thorough due diligence and refining criteria of potential partner relationships • Strategy of focusing on larger partners, experienced management teams, existing customer bases and strong financial positions, as well as promising medium and smaller sized partners that align with our approach and terms including financial wherewithal • Exceptional growth in BaaS program fee income,(3) of 57.0% compared to the PYQ • Retain our portion of transaction fee income on recurring sold credit card balances. This provides an on-going and passive revenue stream without adding on-balance sheet risk • Strong deposit generation platform with total balance of $3.29 billion (39.3% growth YoY), which excludes amounts transferred off the balance sheet for additional FDIC insurance coverage and sweep purposes • 32.5% loan growth YoY, $2.23 billion in gross loans receivable ◦ $46.0 million valuation adjustment to the credit enhancement asset recorded as of June 30, 2026, related to one partner following an individual assessment Note: Data as of three months ended June 30, 2026, unless otherwise indicated. "PYQ” refers to quarter ended June 30, 2025. (1) Core deposits are all deposits excluding brokered and time deposits. (2) Community bank only. (3) Total BaaS program fee income includes servicing and other BaaS fees, transactions and interchange fees and reimbursement of expenses. The Community Bank "CCB" Banking as a Service "CCBX" Long-term Strategic Verticals

SEGMENT UPDATES: CCBX & COMMUNITY BANK

CCBX Partner Activity

Business Overview

CCBX provides banking as a service (BaaS) that enables our digital financial services partners to offer their customers banking services

22 active partners, five more currently in the testing, implementation or signed LOI stage, with three winding down as of June 30, 2026:

- Robust sourcing capabilities and intensive due diligence process.
- Our strategy for new CCBX partnerships is to focus on larger, established partners with strong management teams, customer bases and financial profiles, while selectively pursuing emerging partners aligned with our model. We will continue to exit relationships where it makes sense for us to do so.
- We plan to continue selling loans as part of our strategy to balance partner and lending limits, and manage the loan portfolio and credit quality. We retain a portion of the fee income for our role in processing transactions on sold credit card receivables with no on balance sheet risk or capital requirement.
- Existing partner programs are being expanded to include new products such as lines of credit, deposit programs and credit cards. Continued expansion of these initiatives and deepening of partner relationships are expected to support growth in partner-related revenue going forward
- As we build our deposit base, we should be able to sweep deposits off and on the balance sheet as needed. This deposit sweep capability allows us to better manage liquidity and deposit programs.

Fee-based business model primarily driven by:

- Transaction and interchange fees
- Servicing fees, deposit sweep income, expense recovery and other BaaS fees



CCBX Partner Activity
29
30
30
5
2
2
20
3
2
3
2
20
3
3
1
1
22
June 30, 2025
March 31, 2026
June 30, 2026
Wind down - active but preparing to exit relationship
Signed letters of intent
Implementation / onboarding
Friends and family / testing
Active

Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated.

COASTAL

18

19 Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. (1) Acquired GreenFi assets during the quarter ended December 31, 2025. (2) Our partner is a subsidiary of a parent entity with broker-dealer subsidiaries. (3) Correspondent bank partner relationship. Banking as a Service - "BaaS" Partners

20 As of and for the three month period indicated (Dollars in thousands) $7,147 $7,865 $8,905 $10,888 $12,012 BaaS program fee income Nonrecurring revenue June 30, 2025 September 30, 2025 December 31, 2025 March 31, 2026 June 30, 2026 BaaS Program Fee Income Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. (1) Nonrecurring revenue related to the revenue share for one partner was recorded during the quarter ended June 30, 2025. Revenue Growth • BaaS Fees include $75.0 million in credit enhancement revenue and fraud enhancement revenue for the three months ended June 30, 2026, compared to $53.8 million for the three months ended March 31, 2026 and $34.1 million for the three months ended June 30, 2025. • Reimbursement for any partner credit enhancement and fraud loss provided by the partner is included in noninterest income. Partner fraud loss represents non-credit fraud losses on partners' customer loan and deposit accounts and is recognized in noninterest expense. BaaS fraud loss expense increased $1.3 million for the three months ended June 30, 2026, compared to the three months ended March 31, 2026 and increased $1.5 million, compared to the three months ended June 30, 2025. • BaaS Program Fee Income includes servicing and other BaaS fees, transaction and interchange fees, sweep fee income and reimbursement of expenses and excludes BaaS credit enhancements and BaaS fraud enhancements. BaaS Program Fee Income for the three months ended June 30, 2026 grew 57.0% compared to the three months ended June 30, 2025. Reimbursements from BaaS partners are recorded in noninterest income and offset corresponding partner-related costs included in noninterest expense. • We expect transaction and interchange fees to increase as partner activity grows and contracted minimum fees, which are recorded in servicing and other BaaS fees, are replaced with recurring transaction and interchange fees that exceed those contracted minimums. • Sweep fee income was $1.2 million during the quarter ended June 30, 2026, an increase of $467,000, or 65.8%, from $710,000 for the quarter ended March 31, 2026. Sweep fee income is included in servicing and other BaaS fees and is generated from deposits swept off-balance sheet for managing partner deposit balances, insurance coverage and liquidity purposes and is expected to increase as sweep volumes grow. (1) CCBX Revenue Growth $504

21 $5,109 $4,878 $4,924 $5,873 $6,836 $4,605 $504 Transaction and Interchange income Nonrecurring income 2Q 2025 3Q 2025 4Q 2025 1Q 2026 2Q 2026 $— $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 (1) Including $504,000 in nonrecurring revenue. Growth in CCBX Activity Based Income CCBX TRANSACTION AND INTERCHANGE INCOME (Dollars in thousands) 48.4% growth over prior year quarter (1)

22 (Dollars in billions) $2.36 $3.47 $3.29 Other deposits Demand, noninterest bearing Interest bearing June 30, 2025 March 31, 2026 June 30, 2026 (Dollars in billions) $1.68 $1.88 $2.23 Commercial and industrial loans Residential real estate secured credit cards Credit cards Other consumer and other loans June 30, 2025 March 31, 2026 June 30, 2026 CCBX Loans CCBX Deposits Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. (1) Includes consumer installment and other loans. (2) Core deposits are all deposits excluding time deposits and brokered deposits. Growing platform for deposit generation • CCBX deposits decreased $180.5 million, or 5.2%, as of June 30, 2026, compared to March 31, 2026, and $927.6 million, or 39.3%, compared to June 30, 2025 • CCBX deposits are net of an additional $4.26 billion in CCBX deposits that were transferred off balance sheet for increased FDIC insurance and liquidity purposes as of June 30, 2026 • Decrease from March 31, 2026 is primarily attributable to increased use of off-balance sheet sweep arrangements and does not reflect a decline in underlying partner deposit activity • CCBX noninterest bearing deposits of $109.6 million as of June 30, 2026 • 100% of CCBX deposits are core deposits(2) Partner loan origination diversifies loan portfolio • Continue to sell loans as part of our strategy to balance credit risk, manage partner and lending limits, protect capital levels and move credit card balances to an off balance sheet fee generating model • As of June 30, 2026, CCBX gross loans increased $341.7 million, or 18.1%, compared to March 31, 2026, and increased $545.4 million or 32.5%, compared to June 30, 2025 • Sold $4.56 billion in CCBX loans during the quarter ended June 30, 2026, $3.68 billion of which was new activity on previously sold credit card receivables (1) CCBX Loans and Deposits

23 (Dollars in billions) $1.55 $1.57 $1.57 Time deposits Demand, noninterest bearing Interest bearing June 30, 2025 March 31, 2026 June 30, 2026 Community Bank Loans Community Bank Deposits Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. (1) Core deposits are all deposits excluding time deposits and brokered deposits. • Community bank gross loans increased $7.0 million, or 0.4%, compared to the quarter ended March 31, 2026 • Conservative credit culture with strong community bank net charge-off to average loans performance of 0.01% YTD • Community bank loan portfolio consists primarily of CRE loans, $1.32 billion; C&I loans, $237.2 million; construction, land and land development loans, $221.6 million; for a total of $1.78 billion, or 89.4% of community bank loans • Community bank deposits increased $1.2 million, or 0.1%, during the three months ended June 30, 2026 to $1.57 billion as a result of growth and normal balance fluctuations and increased $20.7 million, or 1.3%, compared to the quarter ended June 30, 2025 • Includes noninterest bearing deposits of $502.8 million, or 31.9% of total community bank deposits • Cost of deposits was flat at 1.46% for the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026 (Dollars in billions) $1.87 $1.98 $1.99 Other consumer loans Commercial real estate loans Residential real estate loans Construction, land and land development loans Commercial and industrial loans June 30, 2025 March 31, 2026 June 30, 2026 Community Bank Loans and Deposits

24 1.77% 1.46% 1.46% 3.96% 3.17% 3.19% 3.10% 2.56% 2.57% Community Bank CCBX Consolidated June 30, 2025 March 31, 2026 June 30, 2026 —% 2.50% 5.00%Average Cost of Deposits (annualized) 6.53% 6.58% 6.57% 16.22% 15.01% 14.56% 11.11% 10.76% 10.74% Community Bank CCBX - Gross (1) Consolidated June 30, 2025 March 31, 2026 June 30, 2026 —% 5.00% 10.00% 15.00% 20.00% Average Yield - Loans Receivable (annualized) Yield Community Bank & CCBX - Gross GAAP: Average Yield on Loans Receivable CCBX - Net: Net BaaS Loan Income/Average CCBX Loans 6.53% 6.58% 6.57% 16.22% 15.01% 14.56% 8.50% 7.22% 7.07% Community Bank CCBX - Gross GAAP CCBX - Net (2) June 30, 2025 March 31, 2026 June 30, 2026 —% 5.00% 10.00% 15.00% 20.00% 4.27% 4.67% 4.64% 8.79% 8.19% 8.86% 3.35% 2.90% 3.10% Community Bank CCBX - Gross GAAP CCBX - Net (3) June 30, 2025 March 31, 2026 June 30, 2026 —% 2.50% 5.00% 7.50% 10.00% 12.50%Net Interest Margin Community Bank & CCBX - Gross GAAP: Net Interest Income/Average Earning Assets CCBX - Net: Net Interest Income less BaaS Loan Expense/Average Earning Assets (1) CCBX - gross yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. (2) CCBX - net BaaS loan income represents BaaS loan interest income minus BaaS loan expense divided by average CCBX loans. This produces a ratio which can be compared to average yield of community bank loans. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information. (3) Net interest margin, net of BaaS loan expense represents CCBX net interest income less BaaS loan expense divided by average earning assets. This produces a ratio that can be compared to net interest margin of the community bank. Refer to the "Non-GAAP Reconciliation" in the Appendix for more information. Segment Overview – Community Bank & CCBX (for the three months ended)

Segment Overview – Credit Quality


Allowance for Loan Losses to Total Loans
10.00%
8.75%
7.50%
6.25%
5.00%
3.75%
2.50%
1.25%
—%
8.68%
8.19%
8.90%
4.65%
4.47%
5.08%
1.02%
0.92%
0.79%
June 30, 2025
March 31, 2026
June 30, 2026
Community Bank
CCBX
Consolidated

- CCBX partner agreements generally allocate responsibility for net charge-offs on CCBX loans and overdraft-related deposit losses to the partner through contractual credit enhancement arrangements[(1)]
  - Contractual credit enhancement arrangements vary by partner. The Bank evaluates the collectability of partner reimbursement obligations each reporting period and records reserves when warranted
  - During the second quarter of 2026, the Bank established a $22.8 million specific reserve on one partner's contractual credit enhancement receivable following an individual assessment
- Funding for losses:
  - (1) Cash reserve accounts[(2)] pledged by partners and maintained at the Bank, which may be used to satisfy reimbursement obligations and are replenished pursuant to the applicable agreement; or
  - (2) Alternative funding arrangements agreed upon with partners to address reimbursement obligations under the applicable agreement
- CCBX partners contractually bore responsibility for 98.0% of the $50.6 million in net charge-offs for CCBX loans for the quarter ended June 30, 2026
- The allowance for credit losses increased as a percentage of total loans due to the establishment of the specific reserve and changes in portfolio mix

(1) Except in accordance with the program agreement for one partner where the Company retains ownership and credit loss provision for approximately 5% of a $350.8 million loan portfolio. At June 30, 2026, 5% of this portfolio represented $23.4 million in loans.
(2) $76.6 million in CCBX cash reserves that are controlled by the Bank at June 30, 2026 and are designated for partner loan losses. Cash reserve account balances vary by partner and are governed by the applicable partner agreement.

COASTAL 25

Appendix

27 • Established in 1997 with a focus on serving small- to medium-sized businesses within the Puget Sound region • Offers traditional lending and deposit products to commercial and retail customers as well as treasury management, remote deposit capture and merchant payment solutions • Ongoing focus on community development and impact through philanthropic support, employee engagement, nonprofit partnerships and financial inclusion efforts, strengthening relationships and supporting long-term growth. Note: Data as of June 30, 2026, unless otherwise indicated. Mount Vernon Everett Seattle 14 retail banking locations • 12 in Snohomish County • 1 in Island County 1 in King County 1 loan production office • King County Coastal Community Bank Overview DEDICATION TO COMMUNITY BANKING BRANCH FOOTPRINT

28 Accolades and Recognitions Stanwood & Camano News “Best Bank” 2013 - 2026 Note: Data as of June 30, 2026, unless otherwise indicated. Raymond James “Community Bankers Cup Award” 2019-2024 Piper Sandler "Bank and Thrift Sm-All Stars" 2019 -2023 "Corporate Citizenship" Puget Sound Business Journal 2022-2023 Everett Herald Readers Choice 2024 - “Best Bank" "Best Place to Work" "3rd Place Mortgage" 2023 - “Best Bank" "Best Mortgage" "Best Place to Work" Hovde Group “Hovde's High Performers” 2022 - 2024 Notable Regional Employers "Corporate Philanthropist" Puget Sound Business Journal 2023-2026 "Fastest Growing Mid-Market Company in the Northwest" Puget Sound Business Journal 2023 KBW Bank Honor Roll Award 2024, 2025, 2026 Newsweek "America's Greatest Companies" 2025 Seattle Times "Best Bank" 2025 Time "America's Growth Leaders of 2026" Coastal Community Bank Overview

29 CRE - Non- Owner Occupied 13.1% Credit Cards 17.9% CRE - Owner Occupied 9.6% C&I 11.1% Consumer installment loans 17.5% Other Consumer 4.5% 1-4 Family 12.4% Construction and Land Development 5.3% Multifamily 8.6% Consolidated Loan Composition Community Bank Loan Concentrations by County Consolidated Commercial & Industrial (“C&I”) Portfolio • $466.6 million total C&I loans ◦ $204.8 million in capital call lines ◦ $260.3 million in other C&I loans ◦ $1.5 million in other SBA C&I loans Consolidated Commercial Real Estate (“CRE”) Portfolio • $1.54 billion total CRE & Construction, Land and Land Development loans ◦ $93.7 million of SBA 504 loans in portfolio ◦ 168% regulatory aggregate CRE to total risk-based capital(1) Consolidated 1-4 Family Real Estate Portfolio • $524.4 million total 1-4 family loans ◦ $4.3 million purchased from financial institutions and were individually re- underwritten ◦ $324.9 million in CCBX loans, 100% of CCBX 1-4 family real estate loans have credit enhancement Consumer Loans • Total $1.68 billion ◦ $1.67 billion in CCBX loans ▪ Credit cards, consumer term loans & lines of credit Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. (1) Calculated on Bank-level Tier 1 Capital + Allowance for Loan Losses as of June 30, 2026. Investor Real Estate 27.0% Owner Operated Businesses 20.7% Snohomish 30.7% King 27.4% Out of State 14.8% Pierce 8.6% Other WA Counties 5.5% Whatcom 4.9% Skagit 2.8% Spokane 3.4% Island 1.9% Loan Composition

CCBX Loan Portfolio Statistics & Lending Approach

June 30, 2026

(dollars in thousands; unaudited)	Type of Lending	Balance	Percent of CCBX Loans Receivable	Available Commitments [1]	Maximum Portfolio Size	Number of Accounts [2]	Average Loans Size	Cash Reserve/ Pledge Account Amount
Commercial and industrial loans:								
Capital call lines	Business - Venture Capital	$ 204,835	9.2 %	$ 590,962	$ 350,000	126	$ 1,625.7	$ —
All other commercial & industrial loans	Business - Small Business	24,638	1.1	18,364	509,897	1,732	14.2	1,963
Real estate loans:								
Home equity lines of credit [3]	Home Equity - Secured Credit Cards	324,873	14.6	737,158	356,250	11,235	28.9	35,067
Consumer and other loans:								
Credit cards - cash secured	Credit Cards - Primarily Consumer	54		15				—
Credit cards - unsecured	Credit Cards - Primarily Consumer	753,117		1,039,526				56,814
Credit cards - total [2]		753,171	33.8	1,039,541	1,208,750	500,348 [2]	—	56,814
Installment loans - cash secured	Consumer	216,766		42,958				—
Installment loans - unsecured	Consumer	521,555		—				(18,521)
Installment loans - total		738,321	33.2	42,958	1,660,103	1,851,498	0.4	(18,521)
Other consumer and other loans	Consumer - Secured Credit Builder & Unsecured consumer	180,458	8.1	109,649	775,000	1,228,384	0.1	1,297
Gross CCBX loans receivable		2,226,296	100.0 %	$ 2,538,632	$ 4,860,000	3,593,323	$ 0.6	$ 76,620
Net deferred origination fees		(544)						
Loans receivable		$ 2,225,752						

(1) Remaining commitment available, net of outstanding balance.
(2) Credit card number of accounts does not include off balance sheet accounts (881,659 accounts) that are processed by the Company, but for which there is no corresponding balance on the balance sheet as new balances are being sold on a recurring basis.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

COASTAL 30

31 Demand, noninterest bearing 12.6% Interest bearing demand and money market 76.7% Savings 10.5% Time deposits < $100K 0.1% Time deposits > $100K 0.1% Deposit Composition Emphasis on core deposits has helped generate an attractive funding mix • Core deposits are all deposits excluding time deposits and brokered deposits • Core deposits were 115.3% of total loans as of June 30, 2026 • Core deposits were 99.8% of total deposits as of June 30, 2026 • Noninterest bearing deposits of $612.5 million as of June 30, 2026 ◦ Community bank noninterest bearing deposits of $502.8 million, or 31.9% of community bank deposits ◦ CCBX noninterest bearing deposits of $109.6 million, or 3.3% of CCBX deposits • $618.8 million in fully insured reciprocal deposits as of June 30, 2026, compared to $462.5 million as of March 31, 2026 • CCBX deposits are net of an additional $4.26 billion in CCBX deposits that were swept off balance sheet for increased FDIC insurance coverage and liquidity purposes • Ability to leverage BaaS funding and selectively sweep deposits off- balance sheet, subject to applicable agreements, enhancing liquidity and deposit management flexibility. Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. Core Deposits 99.8% Community Bank vs. CCBX Deposits CCBX 67.6% Community Bank 32.4% Deposit Composition

32 • Cost of total deposits was 2.57% for the quarter ended June 30, 2026, compared to 2.56% for the quarter ended March 31, 2026, and 3.10% for the quarter ended June 30, 2025 • The cost of deposits was 1.46% for the community bank and 3.19% for CCBX for the quarter ended June 30, 2026 • Deposit costs were fairly flat from last quarter and decreased compared to the same quarter last year • We continue to focus on managing our deposits to hold down deposit costs when possible Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated. 3.10% 2.56% 2.57% Consolidated June 30, 2025 March 31, 2026 June 30, 2026 —% 1.00% 2.00% 3.00% 4.00% (annualized) Deposit Costs

Loan and Deposit Growth



Total Loans Receivable
(Dollars in billions)
$3.54
$3.86
$4.21
$1.68
$1.88
$2.23
$1.86
$1.98
$1.98
June 30, 2025
March 31, 2026
June 30, 2026
Community Bank
CCBX

- Loans increased $348.9 million, or 9.0%, from March 31, 2026 and growth of 18.9% since June 30, 2025
- $4.56 billion in CCBX loans sold during the three months ended June 30, 2026
- Additional CCBX loan sales expected as we continue to optimize our CCBX portfolio, manage credit quality, portfolio limits and partner limits



Total Deposits
(Dollars in billions)
$3.91
$5.04
$4.86
$2.36
$3.47
$3.29
$1.55
$1.57
$1.57
June 30, 2025
March 31, 2026
June 30, 2026
Community Bank
CCBX

- Cost of Deposits was 2.57% for the quarter ended June 30, 2026, fairly flat from 2.56% for the quarter ended March 31, 2026 and down from 3.10% for the quarter ended June 30, 2025
- Additional $4.26 billion in CCBX deposits were transferred off the balance sheet as of June 30, 2026
- Decrease from March 31, 2026 is primarily attributable to increased use of off-balance sheet sweep arrangements and does not reflect a decline in underlying partner deposit activity

Note: Data as of and for the quarter ended June 30, 2026, unless otherwise indicated.

COASTAL 33

34 NPAs / Total Assets NPLs / Loans Receivable 1.06% 1.44% 1.52% 1.35% 1.36% 1.38% 2022 2023 2024 2025 2Q2025 2Q 2026 1.26% 1.78% 1.80% 1.71% 1.72% 1.79% 2022 2023 2024 2025 2Q2025 2Q 2026 • As of June 30, 2026, $30.5 million in CCBX nonaccrual loans are included in NPAs and NPLs ◦ $24.6 million of these NPAs/NPLs are less than 90 days past due as of June 30, 2026 due to a collection practice that places certain CCBX loans on nonaccrual status to improve collectability • These ratios are impacted by the increase in CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. CCBX loans represent 1.26% and 1.64% for NPAs/Total Assets and NPLs/ Loans Receivable, respectively, as of June 30, 2026. Asset Quality

35 The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. The following non-GAAP financial measure is presented to illustrate the impact of BaaS loan expense on CCBX net loan income and yield on CCBX loans. • Net BaaS loan income divided by average CCBX loans is a non-GAAP financial measure adjusts for the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans. • The following non-GAAP financial measure is presented to illustrate the impact of BaaS loan expense on net interest income and net interest margin. • CCBX net interest income net of BaaS loan expense is a non-GAAP financial measure adjusts for the impact BaaS loan expense on CCBX net interest income. The most directly comparable GAAP measure is CCBX net interest income. • CCBX net interest margin, net of BaaS loan expense is a non-GAAP financial measure adjusts for the impact of BaaS loan expense on CCBX net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin. Reconciliations of the GAAP and non-GAAP financial measures are presented on the next slide. (1) Annualized for periods presented. Non-GAAP Reconciliation CCBX Net Interest Margin, Net of BaaS Loan Expense

Non-GAAP Reconciliation

CCBX Net BaaS Loan Income Interest Margin - **CCBX only**

CCBX

(dollars in thousands; unaudited)	As of and for the Three Months Ended June 30, 2026	March 31, 2026	June 30, 2025
CCBX loan income net of BaaS loan expense divided by average CCBX loans:			
CCBX loan yield (GAAP)[1]	14.56 %	15.01 %	16.22 %
Total average CCBX loans receivable	$ 2,164,634	$ 1,922,586	$ 1,688,492
Interest and earned fee income on CCBX loans (GAAP)	78,580	71,153	68,264
BaaS loan expense	(40,409)	(36,940)	(32,483)
Net BaaS loan income	$ 38,171	$ 34,213	$ 35,781
Net BaaS loan income divided by average CCBX loans[1]	7.07 %	7.22 %	8.50 %
CCBX net interest margin, net of BaaS loan expense:			
CCBX net interest margin[1]	8.86 %	8.19 %	8.79 %
CCBX earning assets	2,812,518	2,831,286	2,394,649
Net interest income (GAAP)	62,156	57,210	52,472
Less: BaaS loan expense	(40,409)	(36,940)	(32,483)
Net interest income, net of BaaS loan expense	$ 21,747	$ 20,270	$ 19,989
CCBX net interest margin, net of BaaS loan expense[1]	3.10 %	2.90 %	3.35 %

[1] Annualized for periods presented.

COASTAL 36

37 The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. The following non-GAAP financial measures are presented to illustrate the impact of a partner for which credit expenses were recognized in the second quarter 2026 • CCBX gross loans receivable, excluding the partner with credit expenses is a non-GAAP financial measure that adjusts for the impact of the partner with credit expenses. The most directly comparable GAAP measure is CCBX gross loans receivable. • CCBX delinquencies as a percent of CCBX loans receivable, excluding the partner with credit expenses, is a non-GAAP financial measure that adjusts for the impact of the partner with credit expenses. The most directly comparable GAAP measure is CCBX delinquencies as a percent of CCBX loans receivable. • CCBX past due loans, excluding the partner with credit expenses, is a non-GAAP financial measure that adjusts for the impact of the partner with credit expenses. The most directly comparable GAAP measure is CCBX past due loans. • CCBX net charge-offs as a percent of average CCBX loans, excluding the partner with credit expenses, is a non-GAAP financial measure that adjusts for the impact of the loans with credit expenses. The most directly comparable GAAP measure is CCBX net charge-offs as a percent of average CCBX loans. Reconciliations of the GAAP and non-GAAP financial measures are presented on the next slide. (1) Annualized for periods presented. Non-GAAP Reconciliation CCBX gross loans receivable, past due loans, delinquencies as a percent of CCBX loans receivable, and CCBX net charge-offs as a percent of average CCBX loans, excluding the partner with credit expenses

Non-GAAP Reconciliation

CCBX Net BaaS Loan Income Interest Margin - **CCBX only**

(dollars in thousands, unaudited)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	As of and for the Three Months Ended				
CCBX gross loans receivable, excluding the partner with credit expenses					
Total CCBX gross loans receivable	$ 2,226,296	$ 1,884,641	$ 1,808,094	$ 1,804,755	$ 1,680,849
Less: Loans receivable for partner with credit expenses	(530,294)	(499,753)	(496,756)	(510,919)	(521,932)
CCBX gross loans receivable, excluding the partner with credit expenses	$ 1,696,002	$ 1,384,888	$ 1,311,338	$ 1,293,836	$ 1,158,917
CCBX past due loans, excluding the partner with credit expenses					
Total CCBX loans past due 30 - 89 days	$ 69,197	$ 79,539	$ 70,139	$ 54,685	$ 52,230
Less: Past due loans 30-89 days for partner with credit expenses	(14,539)	(30,701)	(25,813)	(17,796)	(17,619)
CCBX loans past due 30-89 days, excluding the partner with credit expenses	$ 54,658	$ 48,838	$ 44,326	$ 36,889	$ 34,611
Total CCBX loans past due 90+ days	$ 67,141	$ 40,520	$ 37,325	$ 36,727	$ 36,917
Less: Past due loans 90+ days for partner with credit expenses	(28,834)	(6,737)	(8,019)	(8,204)	(7,234)
CCBX loans past due 90+ days, excluding the partner with credit expenses	$ 38,307	$ 33,783	$ 29,306	$ 28,523	$ 29,683
Total CCBX loans past due	$136,338	$120,059	$107,464	$91,411	$89,147
Less: Past due loans for partner with credit expenses	(43,373)	(37,438)	(33,832)	(26,000)	(24,853)
CCBX loans past due, excluding the partner with credit expenses	$ 92,965	$ 82,621	$ 73,632	$ 65,412	$ 64,294
CCBX delinquencies as a percent of CCBX loans receivable, excluding the partner with credit expenses					
CCBX 30-89 days past due as a percent of CCBX loans receivable	3.11 %	4.22 %	3.88 %	3.03 %	3.11 %
CCBX 30-89 days past due as a percent of CCBX loans receivable, excluding the partner with credit expenses	3.22 %	3.53 %	3.38 %	2.85 %	2.99 %
CCBX 90+ days past due as a percent of CCBX loans receivable	3.02 %	2.15 %	2.06 %	2.04 %	2.20 %
CCBX 90+ days past due as a percent of CCBX loans receivable, excluding the partner with credit expenses	2.26 %	2.44 %	2.23 %	2.20 %	2.56 %
CCBX total delinquencies as a percent of CCBX loans receivable	6.12 %	6.37 %	5.94 %	5.07 %	5.30 %
CCBX total delinquencies as a percent of CCBX loans receivable, excluding the partner with credit expenses	5.48 %	5.97 %	5.62 %	5.06 %	5.55 %
CCBX average loans receivable	$ 2,164,634	$ 1,922,586	$ 1,833,904	$ 1,764,957	$ 1,688,492
Less: Average loans receivable for partner with credit expenses	(510,881)	(493,753)	(510,505)	(516,168)	(522,342)
CCBX average loans receivable, excluding the partner with credit expenses	$ 1,653,753	$ 1,428,833	$ 1,323,399	$ 1,248,789	$ 1,166,150
CCBX net charge-offs, excluding the partner with credit expenses					
CCBX net charge-offs	$ 50,581	$ 49,588	$ 50,053	$ 49,246	$ 49,304
Less: Net charge-offs for partner with credit expenses	(14,598)	(19,336)	(19,157)	(19,881)	(17,778)
CCBX net charge-offs, excluding the partner with credit expenses	$ 35,983	$ 30,252	$ 30,896	$ 29,365	$ 31,526
CCBX net charge-offs, as a percent of average CCBX loans[1]	9.37 %	10.46 %	10.83 %	11.07 %	11.71 %
CCBX net charge-offs, as a percent of average CCBX loans, excluding the partner with credit expenses[1]	8.73 %	8.59 %	9.26 %	9.33 %	10.84 %

[1] Annualized for periods presented.

COASTAL 38

Non-GAAP Reconciliation

Net Interest Margin, net of BaaS Loan Expense - **CONSOLIDATED**

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP financial measure is presented to illustrate the impact of BaaS loan expense on net interest income and net interest margin.

- Net interest income net of BaaS loan expense is a non-GAAP financial measure adjusts for the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
- Net interest margin, net of BaaS loan expense is a non-GAAP financial measure adjusts for the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP financial measures are presented below.

Consolidated

(dollars in thousands; unaudited)	As of and for the Three Months Ended June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Net interest margin, net of BaaS loan expense:					
Net interest margin [1]	7.27 %	7.00 %	7.03 %	7.00 %	7.06 %
Earning assets	$ 4,928,350	$ 4,830,601	$ 4,482,007	$ 4,413,529	$ 4,356,591
Net interest income (GAAP)	89,367	83,357	79,365	77,901	76,737
Less: BaaS loan expense	(40,409)	(36,940)	(31,256)	(32,840)	(32,483)
Net interest income, net of BaaS loan expense	$ 48,958	$ 46,417	$ 48,109	$ 45,061	$ 44,254
Net interest margin, net of BaaS loan expense [1]	3.98 %	3.90 %	4.26 %	4.05 %	4.07 %

[1] Annualized for periods presented.

COASTAL 39

40 The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. • Pre-tax, pre-provision net revenue ("PPNR") is presented to illustrate the impact of provision for income tax, provision for credit losses, BaaS credit and fraud indemnification income and BaaS fraud expense, net of BaaS loan expense have on net income. The most directly comparable GAAP measure is net income. • Core expenses is presented to illustrate the impact of BaaS loan expense, BaaS fraud expenses and reimbursement of expenses (BaaS) have on noninterest expense. The most directly comparable GAAP measure is noninterest expense. Reconciliations of the GAAP and non-GAAP financial measures are presented on the next slide. Non-GAAP Reconciliation PPNR & Core Expense

Non-GAAP Reconciliation

PPNR & Core Expense

(dollars in thousands, unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
	As of and for the Three Months Ended		
Noninterest Expense excluding Baas loan expense, BaaS fraud expense and reimbursement of expenses -BaaS ("Core expense")			
Total noninterest expense (GAAP)	$ 141,111	$ 83,452	$ 72,832
Less: BaaS loan expense	(40,409)	(36,940)	(32,483)
Less: BaaS fraud expense	(4,312)	(3,059)	(2,804)
Less: Reimbursement of expenses	(2,259)	(2,392)	(646)
Total noninterest expense excluding BaaS loan expense, BaaS fraud expense and reimbursement of expenses - BaaS ("Core expense")	$ 94,131	$ 41,061	$ 36,899
Pre-tax, pre-provision net revenue, adjusted for provision for credit losses, provision for income taxes, indemnification income and BaaS fraud expense net of BaaS loan expense ("Core PPNR")			
Net income	$ (42,105)	$ 12,019	$ 11,028
Plus: Provision for credit losses	92,157	51,398	32,211
Plus: Income tax expense	(13,089)	2,565	3,359
Less: Credit and fraud indemnification income	(75,037)	(53,803)	(34,072)
Plus: BaaS fraud expense	4,312	3,059	2,804
Pre-tax,pre-provision net revenue, adjusted for provision for credit losses, provision for income taxes, indemnification income and BaaS fraud expense net of BaaS loan expense ("Core PPNR")	$ (33,762)	$ 15,238	$ 15,330

COASTAL 41

Non-GAAP Reconciliation

Core Net Revenue

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

Core net revenue is presented to illustrate the impact of BaaS credit enhancements, BaaS fraud enhancements, reimbursement of expenses (BaaS) and BaaS loan expense have on revenue. The most directly comparable GAAP measure is revenue.

	As of and for the Three Months Ended				
(dollars in thousands, unaudited)	**June 30, 2026**	**March 31, 2026**	**December 31, 2025**	**September 30, 2025**	**June 30, 2025**
Revenue excluding BaaS credit enhancements, BaaS fraud enhancements, reimbursement of expenses (BaaS) and BaaS loan expense ("Core net revenue")					
Total net interest income (GAAP)	$ 89,367	$ 83,357	$ 79,365	$ 77,901	$ 76,737
Total noninterest income (GAAP)	88,707	66,077	58,661	66,777	42,693
Total Revenue	$ 178,074	$ 149,434	$ 138,026	$ 144,678	$ 119,430
Less: BaaS credit enhancements	(70,725)	(50,744)	(47,325)	(55,412)	(31,268)
Less: BaaS fraud enhancements	(4,312)	(3,059)	(1,090)	(2,127)	(2,804)
Less: Reimbursement of expenses (BaaS)	(2,259)	(2,392)	(1,868)	(1,412)	(646)
Less: BaaS loan expense	(40,409)	(36,940)	(31,256)	(32,840)	(32,483)
Total revenue excluding BaaS credit enhancements, BaaS fraud enhancements, reimbursement of expenses (BaaS) and BaaS loan expense ("Core net revenue")	$ 60,369	$ 56,299	$ 56,487	$ 52,887	$ 52,229

COASTAL 42

43 The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. The following non-GAAP financial measure is presented to illustrate the impact of intangible assets on book value per share. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. As of (dollars in thousands, except per share information, unaudited) June 30, 2026 Tangible book value per share Book value (GAAP) $ 30.33 Total shareholders' equity 463,447 Less: Intangible assets 4,207 Tangible book value $ 459,240 Common shares outstanding 15,280,689 Tangible book value per share $ 30.05 Non-GAAP Reconciliation Tangible Book Value